UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 15, 2005

Affiliated Computer Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12665	51-0310342
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2828 North Haskell Avenue
Dallas, Texas 75204
(Address of principal executive offices, including zip code)

(214) 841-6111
(Registrant’s telephone number including area code)

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01 Entry into a Material Definitive Agreement

     On March 15, 2005, Affiliated Computer Services, Inc. (the “Company”) and certain of its indirect wholly-owned subsidiaries executed a stock purchase agreement with Mellon Financial Corporation (“Mellon”) and certain of its indirect wholly-owned subsidiaries to acquire all of the issued and outstanding stock of Mellon Human Resources & Investor Solutions Inc., a wholly-owned subsidiary of Mellon (the “Agreement”). Pursuant to the Agreement, the Company agreed to purchase the human resources consulting and outsourcing businesses of Mellon for approximately $445 million, excluding transaction-related costs (the “Acquisition”). The Acquisition, which is subject to certain customary closing conditions including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, is expected to close in the Company’s fourth quarter of fiscal year 2005 and will be funded from the Company’s $1.5 billion credit facility. The description set forth in this Item 1.01 is general in nature and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 2.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
2.1	Purchase Agreement, dated as of March 15, 2005, among Mellon Financial Corporation, Mellon Consultants European Holdings Limited, Affiliated Computer Services, Inc., ACS Business Process Solutions Limited and Affiliated Computer Services of Germany GmbH.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFILIATED COMPUTER SERVICES, INC.
Date: March 17, 2005
	By:	/s/ WARREN D. EDWARDS

Name: Warren D. Edwards
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Purchase Agreement, dated as of March 15, 2005, among Mellon Financial Corporation, Mellon Consultants European Holdings Limited, Affiliated Computer Services, Inc., ACS Business Process Solutions Limited and Affiliated Computer Services of Germany GmbH.

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